For Immediate Release
KOS REPORTS 56% INCREASE IN REVENUE TO A RECORD $205 MILLION, EARNINGS PER SHARE
OF $0.74 AND CONTINUED SOLID CASH FLOW FROM OPERATIONS
Financial Highlights
•	Third quarter revenue increased 56% to a record $205.1 million
•	Generated net income of $36.6 million, an increase of 32% on an adjusted basis
•	Earnings per fully diluted share of $0.74, an increase of 19% on an adjusted basis
•	Generated $61.6 million in cash from operations in the third quarter; cash and marketable securities balance of $322.6 million at quarter-end
•	Company enhances full year guidance to $730-$740 million in revenue; expects $2.70 -$2.75 in EPS
     CRANBURY, NJ, November 3, 2005 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the third quarter and nine months ended September 30, 2005.
     For the third quarter of 2005, revenue increased 56% to a record $205.1 million, up from $131.9 million for the third quarter of 2004. This significant increase is a result of double-digit prescription and revenue growth versus the comparable period in 2004, of Niaspan® and Advicor®, Kos’ unique cholesterol products, coupled with solid revenue generation from Cardizem®LA, Teveten® and Teveten®HCT. Revenue for the nine months ended September 30, 2005, increased 55% to $537.8 million, from $346.4 million in the comparable period in 2004.
     Pre-tax income for the third quarter of 2005 increased 27% over the third quarter of 2004 to $57.0 million. Kos recorded net income of $36.6 million, or $0.74 per share, a 32% increase in net income and a 19% increase in earnings per share compared with pro-forma, fully-taxed net income of $27.8 million, or $0.62 per share, during the 2004 period (as adjusted to reflect a 38% effective tax rate). Reported net income and earnings per share during the third quarter of 2004, which did not reflect a full effective tax rate, were $42.7 million and $0.94 per share, respectively. For the nine-month period in 2005, net income was $91.9 million, or $1.93 per share.
     During the third quarter and nine-month period in 2005, the Company generated $61.6 million and $141.7 million respectively, in cash from operations. At quarter-end, Kos had cash and marketable securities of $322.6 million, the highest such position in the Company’s history, and remains debt-free.
     Revenue for Kos’ cholesterol franchise grew 34% to $147.3 million for the third quarter of 2005, up from $110.3 million recorded during the same period of 2004. Niaspan revenue grew 39% from the comparable 2004 period to $114.3 million and Advicor accounted for $33 million of franchise revenue, an 18% increase from the same period last year. For the nine-month period in 2005, total prescriptions for the Company’s cholesterol franchise grew 16%, growing 1.3 times faster than the overall cholesterol market.
     Azmacort® achieved revenues of $19.4 million for the third quarter of 2005, compared to $21.6 million for the comparable 2004 quarter. Since acquiring Azmacort in 2004, the Company has slowed the previous four-year prescription decline and has returned the product to year-to-date growth within its target group of physicians.
     The Company’s hypertension portfolio also contributed significantly to revenue growth. Specifically, third quarter 2005 revenue for Cardizem LA was $28.6 million and Teveten franchise revenue was $9.8 million, representing the first full quarter contribution of these products to revenues. Total prescription growth for Cardizem LA increased 22% year-to-date versus a market growth of only one percent. Teveten and Teveten HCT demonstrated year-to-date total prescription growth of 19%, 1.8 times the rate of the market.

     “We continue to deliver high quality operating and financial results,” said Adrian Adams, President and Chief Executive Officer. “We remain pleased with the continued, above market prescription performance of our cholesterol franchise and the significant contributions from our recent corporate development initiatives involving Azmacort, Cardizem LA, the Teveten franchise and the Barr Laboratories co-promotion alliance in women’s healthcare. Our earnings momentum has resulted in the generation of almost $142 million in cash from operations over the past nine months, placing us in our strongest cash position to date. This, in turn, will help facilitate continued measured investments in research and development in addition to aggressively pursuing corporate development initiatives. Such initiatives should enable Kos to continue its excellent growth momentum in the short, medium and long-term.”
     As a result of the Company’s strong financial performance achieved this quarter, Kos now expects full year earnings per share to be in the range of $2.70 – $2.75, and full year revenue to increase in excess of 47% from 2004 to a range of $730 to $740 million.
     In addition to the record financial results, the Company achieved several research and development milestones during the third quarter. Specifically, Kos completed its Phase IV comparison study entitled COMPELL, a 300-patient study that will assess Niaspan in combination with statins, and expects to have study results available in early 2006. The Company also continues to make significant progress in two of its Phase III clinical trial programs, with patient recruitment completed in one of the two pivotal studies for its new fixed-dose combination of Niaspan and simvastatin, and in one of the two pivotal studies for its Niaspan/lovastatin development program in peripheral arterial disease. Additionally, the Company has made significant progress in its sponsored research activities with Triad Pharmaceuticals, Inc. This research collaboration has produced several promising new chemical entity compounds in the area of HDL therapy, currently undergoing early stage trials in the United States.
     Kos’ senior management will host a conference call today at 11:00 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can participate via telephone by calling 913-981-5542, confirmation code 7974804. A replay will also be available on the website at www.kospharm.com or by calling 888-203-1112 domestic or international, and entering 7974804 from 2:00 PM ET today until 12:00 AM ET on Monday, November 7, 2005. You will find the financial information to be discussed during the conference call on Kos’ website in the Investor Relations section.
     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases with a particular focus on the cardiovascular, metabolic and respiratory disease areas. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, and patient compliance. Kos’ strategy also includes making increased, measured investments in new chemical entity research through in-house and sponsored research, scientific in-licensing and general corporate development activities. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, Azmacort for the treatment of asthma, Cardizem LA for the treatment of hypertension and angina, and Teveten and Teveten HCT for the treatment of hypertension. Kos has a strong and growing research and development pipeline including proprietary drug delivery technologies in solid-dose, inhalation and aerosol metered-dose device administration to help fuel sustained, organic sales growth into the future.
     Certain statements in this press release, including statements regarding the Company’s ability to generate enhanced revenue and earnings and projected 2005 financial outlook, continue to grow sales of Niaspan, Advicor, Azmacort, Cardizem LA, and Teveten/ Teveten HCT, the Company’s ability to develop or acquire additional products, the Company’s ability to successfully commercialize and develop the products acquired through its strategic alliances, the Company’s increased expectations regarding revenue and earnings per share in future periods, the Company’s ability to make continued measured investments in research and development, ability to aggressively pursue corporate development activities, ability to continue excellent growth momentum in the short, medium and long-term, and the Company’s ability to continue to generate cash from operations are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents and those related to the acquired and licensed products, the ability to build awareness for Niaspan, Advicor, Azmacort, Cardizem LA, Teveten and Teveten HCT within the medical community, the continued success of the alliances with Takeda, Merck KGaA, Oryx, Barr and Biovail, the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, the Company’s ability to attract and retain sales professionals and successfully integrate the sales force obtained from Biovail, ensure compliance with prescription drug sales and marketing laws and regulations, changes in the regulatory environment governing the Company’s compliance with the FDA, PTO, tax and competition issues, the impact of a possible generic version of the Cardizem LA product or other products sold by the Company, the ability of third party suppliers to the Company continuing to be able to perform their supply obligations, the Company’s ability to achieve regulatory approvals for its products under development in a timely manner, such as the modified formulation of Niaspan and others, the Company’s ability to establish a footprint and generate sales in the hypertension and angina markets, the Company’s ability to successfully negotiate additional important strategic business development opportunities, the progress of the Company’s research and development pipeline, fluctuating buying patterns by the Company’s wholesalers and distributors, the Company’s ability to maintain coverage of its products by government agencies, such as the Centers for Medicare and Medicaid Services, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and in other reports filed with the SEC.

Contacts:	Kos Pharmaceuticals, Inc
	John J. Howarth	Nichol Harber
	Vice President, Investor Relations	Senior Manager, Investor Relations
	& Corporate Affairs	& Corporate Communications
	(609) 495-0726	(609) 495-0527
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Kos Pharmaceuticals, Inc. and Subsidiaries

SELECTED FINANCIAL INFORMATION

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2005		2004		2005		2004
	(unaudited)				(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$205,095		$131,876		$537,784		$346,394
Cost of Sales	25,980		9,561		55,886		26,502

	179,115		122,315		481,898		319,892

Operating Expenses:
Research and development	25,809		17,148		82,583	(II)	90,588	(III)
Selling, general and administrative	98,454		60,383		265,151		169,423	(IV)

Total operating expenses	124,263		77,531		347,734		260,011

Income from Operations	54,852		44,784		134,164		59,881
Interest and Other Income	(2,103)		(119)		(4,372)		(4,395	)(IV)
Provision for/(Benefit from) Income Taxes	20,312		2,157		46,655		(25,018	) (V)

Net Income	$36,643		$42,746		$91,881		$89,294

Net Income per Share:
Basic	$0.80		$1.14		$2.16		$2.39
Diluted	0.74	(I)	0.94	(I)	1.93	(I)	1.97	(I)

Shares Used in Computing Net Income per Share:
Basic	45,995		37,614		42,506		37,292
Diluted	49,635		45,667		47,860		45,728

	September 30,	December 31,
	2005	2004
	(unaudited)
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$321,363	$258,703
Marketable Securities	1,255	—
Accounts Receivable, net	147,144	74,568
Deferred Tax Asset, current	42,827	41,186
Inventories, net	19,820	10,649
Other Current Assets	15,065	11,572
Fixed Assets, net of depreciation	27,710	23,341
Deferred Tax Asset, non-current	18,074	13,346
Intangible Assets	238,568	150,079
Other Assets	3,320	3,482

Total assets	$835,146	$586,926

Current Liabilities	$201,493	$151,575	(VI)
Other Long-Term Liabilities	1,933	209
Shareholders’ Equity	631,720	435,142

Total liabilities and shareholders’ equity	$835,146	$586,926

Notes:
(I)	Calculation of fully diluted EPS reflects net income excluding $339,000 in interest expense for the quarter ended September 30, 2004, and $520,000 and $945,000 for the nine months ended September 30, 2005 and 2004, respectively, associated with the Company’s convertible credit facilities.

(II)	Includes a $4 million write-off associated with an equity investment in Triad Pharmaceuticals, Inc.

(III)	Includes the effect of a one-time, $38 million write-off associated with the acquisition of the Azmacort product.

(IV)	Includes the effect of the $6 million settlement received from Andrx, of which $2 million was recorded as reimbursement of operating expenses and $4 million as other income.

(V)	Includes a one-time, $15.8 million tax benefit associated with the reversal of the Company’s deferred tax asset valuation allowance, and a one-time, $14.4 million deferred tax benefit associated with the Azmacort acquisition.

(VI)	Includes $19 million of debt due to Michael Jaharis, Chairman Emeritus of the Company’s Board of Directors, which matured on June 30, 2005.